Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of August 29, 2006 by and between First Avenue Networks, Inc., a Delaware corporation (“First Avenue”), and the individuals and entities listed on Exhibit A attached hereto who execute one or more counterpart signature pages to this Agreement (the “Holders”).

RECITALS

A.            This Agreement is entered into pursuant to that certain Agreement and Plan of Merger, dated as of May 14, 2006 (the “Merger Agreement”), by and among First Avenue, Marlin Acquisition Corporation, a Delaware corporation and a direct and wholly owned subsidiary of First Avenue (“Merger Sub”), and FiberTower Corporation, a Delaware corporation (“FiberTower”).

B.            The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into FiberTower in a statutory merger, with FiberTower as the surviving corporation in the merger (the “Merger”) in which all issued and outstanding shares of capital stock of FiberTower will be converted into the right to receive, and will be exchangeable for, shares of Common Stock, par value $0.001 per share, of First Avenue (the “First Avenue Common Shares”).

C.            As an inducement for the Holders to approve the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement and to enter into the FiberTower Affiliate’s Letter, First Avenue desires to grant registration rights to the Holders as contained herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

AGREEMENT

1.             Definitions and References.

Unless otherwise defined herein, the capitalized terms in this Agreement shall have the same meanings given to them in the Merger Agreement.  For purposes of this Agreement, in addition to the definitions set forth elsewhere herein, the following terms shall have the following respective meanings:

“Affiliate” of a Holder shall mean a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Holder, or the spouse or children (or a trust exclusively for the benefit of a spouse and/or children) of such Holder.

“Material Disclosure Event” means, as of any date of determination, any pending or imminent event relating to First Avenue, which, in the determination of the Board of Directors of First Avenue (i) upon the advice of counsel, requires disclosure of material, non-public information relating to such event in any registration statement so that such registration statement would not be materially misleading, (ii) upon the advice of counsel, is otherwise not required to be publicly disclosed at that time (e.g., on Forms 10-K, 8-K, or 10-Q) under applicable federal or state securities laws, and (iii) if publicly disclosed at the time of such event, would have a material adverse effect on the business, financial condition or prospects of First Avenue or would materially adversely affect a pending or proposed acquisition, merger, recapitalization, consolidation, reorganization, financing or similar transaction, or negotiations with respect thereto.

“Register,” “registered” and “registration” shall refer to a registration effected by preparing and filing the registration statementin compliance with the Securities Act of 1933, as amended (the “1933 Act”), and the declaration or ordering of effectiveness of the registration statementby the United States Securities and Exchange Commission (the “SEC”).

“Registrable Stock” shall mean (a) the First Avenue Common Shares issued to a Holder pursuant to the Merger Agreement; and (b) any First Avenue Common Shares issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such shares.  For purposes of this Agreement, any Registrable Stock shall cease to be Registrable Stock when (w) the registration statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective registration statement, (x) such Registrable Stock is sold by a Holder in a transaction that is exempt from registration pursuant to Rule 144 under the 1933 Act or a transaction in which the Holder’s rights under this Agreement are not assigned, (y) such Registrable Stock may be sold under Rule 144(k) under the 1933 Act, or (z) such Registrable Stock has ceased to be outstanding.  In addition, the Registrable Stock held by any Holder shall cease to be Registrable Stock on such date on which all of the Registrable Stock held by such Holder can be sold within a period of three months pursuant to Rule 144 promulgated under the 1933 Act (or any similar provision then in force).

2.             Demand Registration.

                       (a)           Request for Registration.  Subject to the provisions contained in this Section 2, beginning on the day after the Closing Date, one or more Holders of more than 5% of the Registrable Stock then outstanding (each, a “Requesting Holder”) may, from time to time, request in writing (a “Demand Request”) that First Avenue effect the registration under the 1933 Act of a specified number of Registrable Stock held by the Requesting Holders, specifying the intended method of distribution thereof if other than pursuant to an underwritten offering (a “Demand Registration”); provided, however, that First Avenue will in no event be required to effect more than three (3) Demand Registrations in total; provided, further, that First Avenue will in no event be required to effect more than one (1) Demand Registration in any 12-month period; provided, further, that First Avenue will not be obligated to take any action to effect any Demand Registration within 90 days immediately following the effective date of any registration statement pertaining to an underwritten public offering of equity securities of First Avenue for its own account (except pursuant to registrations on Form S-4 or any successor form or on Form S-8 or any successor form relating solely to securities issued pursuant to any benefit plan). Subject to Section 4 below, upon receipt of a Demand Request, First Avenue will cause to be included in a registration statement on an appropriate form under the 1933 Act, filed with the SEC as promptly as reasonably practicable but in any event not later than 90 days after receiving a Demand Request, such Registrable Stock as may be requested by such Requesting Holders in their Demand Request together with any other Registrable Stock of the same class as requested by Joining Holders (as defined below) joining in such request pursuant to Section 2(b) hereof.  First Avenue shall use its reasonable efforts to cause any such registration statement to be declared effective by the SEC as promptly as practicable after such filing but in any event not later than 150 days following the date of the Demand Request.

                       (b)           Joining Holders.  If at any time First Avenue proposes to register Registrable Stock for the account of the Requesting Holders pursuant to Section 2(a) hereof, then (i) First Avenue shall give, or cause to be given, written notice of such proposed filing to all the Holders as soon as practicable (but in no event less than 30 days before the anticipated filing date).  Upon the written request of any Holder, received by First Avenue no later than the 10th Business Day after receipt by such Holder of the notice sent First Avenue (each such Holder, a “Joining Holder” and, collectively with the Requesting Holders, the “Participating Holders”), to register, on the same terms and conditions as the securities otherwise being sold pursuant to such Demand Registration, any of its Registrable Stock of the same class as the securities otherwise being sold pursuant to such Demand Registration, First Avenue will use its reasonable efforts to cause such Registrable Stock to be included in the registration statement proposed to be filed by First Avenue on the same terms and conditions as any securities of the same class included therein.

                       (c)           Effective Registration.  A registration will not count as a Demand Registration unless the related registration statement has been declared effective and has remained effective until the earlier of (i) such time as all of such Registrable Securities covered thereby have been disposed of in accordance with the intended methods of disposition by the Participating Holders (but in no event for a period of more than 90 days after such registration statement becomes effective) or (ii) the expiration of the time when a prospectus relating to such registration is required to be delivered under the 1933 Act; it being understood that if, after it has become effective, an offering of Registrable Stock pursuant to a registration statement is terminated by any stop order, injunction, or other order of the SEC or other governmental agency or court, such registration pursuant thereto will be deemed not to have been effected and will not count as a Demand Registration for purposes of Section 2(a).

                       (e)           Priority on Demand Registrations.  With respect to any offering of Registrable Stock pursuant to a Demand Registration in the form of an underwritten offering, no securities to be sold for the account of any person (including First Avenue) other than the Participating Holders exercising registration rights shall be included in a Demand Registration unless the managing underwriter advises the Requesting Holders that the inclusion of such securities will not adversely affect the price or success of the offering (an “Adverse Effect”).  Furthermore, in the event that the managing underwriter advises the Requesting Holders in writing that the amount of Registrable Stock proposed to be included in such Demand Registration by the Participating Holders is sufficiently large (even after exclusion of all securities of any other person pursuant to the immediately preceding sentence) to cause an Adverse Effect, the number of Registrable Stock to be included in such Demand Registration shall be allocated among all such Participating Holders exercising registration rights therewith effected pro rata based on the ratio that the number of Registrable Stock that each such Holder requested to be included in such registration statement, as the case may be, bears to the amount represented by the total number of Registrable Stock that all Holders requested to be included in such registration statement.

3.             Piggyback Registrations.

                       (a)           Holder Piggyback Registration.  If First Avenue proposes to file a registration statement under the 1933 Act with respect to an offering of any equity securities for First Avenue’s own account (except pursuant to registrations on Form S-4 or any successor form or on Form S-8 or any successor form relating solely to securities issued pursuant to any benefit plan) on a form that would permit registration of Registrable Stock for sale to the public under the 1933 Act, then (i) First Avenue shall give written notice of such proposed filing to the Holders as soon as practicable (but in no event less than 20 days before the anticipated filing date), describing in reasonable detail the proposed registration (including the number and class of securities proposed to be registered, the proposed date of filing of such registration statement, any proposed means of distribution of such securities, any proposed managing underwriter of such securities and a good faith estimate by First Avenue of the proposed maximum offering price of such securities as such price is proposed to appear on the facing page of such registration statement), and offering such Holders the opportunity to register such number of Registrable Stock as each such Holder may request.  Upon the written request of any Holder, received by First Avenue no later than 10 Business Days after receipt by such Holder of the notice sent by First Avenue, to register, on the same terms and conditions as the securities otherwise being sold pursuant to such registration, any of such Holder’s Registrable Stock of the same class as those being registered (which request shall state the intended method of disposition thereof if the securities otherwise being sold are being sold by more than one method of disposition), First Avenue will use its reasonableefforts to cause such Registrable Stock as to which registration shall have been so requested to be included in the registration statement proposed to be filed by First Avenue on the same terms and conditions as any similar securities included therein; provided, however, that, notwithstanding the foregoing, First Avenue may at any time, in its sole discretion, without the consent of any other Holder, delay or abandon the proposed offering in which any Holder had requested to participate pursuant to this Section 3(a) or cease the filing (or obtaining or maintaining the effectiveness) of or withdraw the related registration statement or other governmental approvals, registrations or qualifications.  In such event, First Avenue shall so notify each Holder that had notified First Avenue in accordance with this Section 3(a) of its intention to participate in such offering and First Avenue shall incur no liability for its failure to complete any such offering.

                       (b)           Priority on Piggyback Registrations.  If the Registrable Stock requested to be included in a registration statement by any Holder pursuant to Section 3(a) hereof differ from the type of securities proposed to be registered by First Avenue and the managing underwriter for the related underwritten offering advises First Avenue in writing that due to such differences the inclusion of such Registrable Stock would cause an Adverse Effect, and First Avenue notifies such Holder in writing of such advice, then (i) the number of such Holder’s Registrable Stock to be included in the registration statement shall be reduced to an amount which, in the judgment of such managing underwriter, would eliminate such Adverse Effect or (ii) if no such reduction would, in the judgment of such managing underwriter, eliminate such Adverse Effect, then First

Avenue shall have the right to exclude all such Registrable Stock from such registration statement; provided, however, that no other securities that are the same as, or similar to, the Registrable Stock that have been requested to be included in a registration statement by any Holder pursuant to Section 3(a) hereof are included and offered for the account of any other person (other than First Avenue) in such registration statement.  Any partial reduction in the number of Registrable Stock to be included in the registration statement pursuant to clause (i) of the immediately preceding sentence shall be effected pro rata based on the ratio that the number of Registrable Stock that each such Holder requested to be included in such registration statement, as the case may be, bears to the amount represented by the total number of Registrable Stock that all Holders requested to be included in such registration statement.  If the Registrable Stock requested to be included in the registration statement pursuant to Section 3(a) hereof are of the same type as the securities being registered by First Avenue and the managing underwriter advises First Avenue in writing that the inclusion of such Registrable Stock would cause an Adverse Effect, and First Avenue notifies the requesting Holders in writing of such advice, then First Avenue will be obligated to only include in such registration statement that number of Registrable Stock, if any, which, in the judgment of the managing underwriter, would not have an Adverse Effect.  Any partial reduction in the number of Registrable Stock to be included in a registration statement pursuant to the immediately preceding sentence shall be affected pro rata based on the ratio that the number of Registrable Stock that each such Holder requested to be included in such registration statement, as the case may be, bears to the amount represented by the total number of Registrable Stock that all Holders requested to be included in such registration statement.

                                       Notwithstanding the foregoing in Section 3(b) hereof, if after a Demand Request by the Holders pursuant to Section 2(a) hereof, First Avenue first initiates a proposal to register securities for its own account pursuant to this Section 3, then the Demand Registration requested pursuant to Section 2(a) hereof shall be given priority.

                       (c)           Withdrawals.  Each Holder shall have the right to withdraw its request for inclusion of its Registrable Stock in any registration statement pursuant to this Section 3 by giving written notice to First Avenue of its request to withdraw; provided, however, that (i) such request must be made in writing prior to the earlier of the execution of the underwriting agreement or the execution of the custody agreement with respect to such registration and (ii) such withdrawal shall be irrevocable.

                       (d)           Underwritten Offerings.  In connection with the exercise of any registration rights granted to Holders pursuant to this Section 3, if the registration is to be effected by means of an underwritten offering, First Avenue may condition participation in such registration by such Holders upon inclusion of the Registrable Stock being so registered in such underwriting.  In addition, such Holders may request that such Registrable Stock be included in any underwritten offering of Common Stock (whether or not on a firm commitment basis).

                              With respect to any offering of Registrable Stock pursuant to this Section 3 in the form of an underwritten offering, First Avenue shall select an investment banking firm of national standing to be the managing underwriter for the offering.

4.             Suspension and Standstill Periods.

(a)           Suspension Period.  After receipt of a Demand Request, First Avenue may, by notice in writing to each Holder, postpone the filing or effectiveness of any registration requested pursuant to this Agreement, suspend the Demand Registration rights of the Holders or require the Holders to suspend the use of any resale prospectus included in the registration statement covering the Registrable Stock, for any period of time determined by First Avenue if there shall occur a Material Disclosure Event (such period, a “Suspension Period”).  Notwithstanding the foregoing, no Suspension Period shall exceed 90 days in any one instance and First Avenue may not exercise its rights set forth in the immediately preceding sentence more than twice in any 12-month period.  Each Holder agrees that, upon receipt of notice from First Avenue of the occurrence of a Material Disclosure Event (a “Suspension Notice”), such Holder will forthwith discontinue any disposition of Registrable Stock pursuant to the registration statement or any public sale or distribution, including pursuant to Rule 144, until the earlier of (i) the expiration of the Suspension Period and (ii) such Holder’s receipt of a notice from First Avenue to the effect that such suspension has terminated.  Any Suspension Notice shall be accompanied by a certificate of the President or any Vice President of First Avenue confirming the existence of the Material Disclosure Event.  If so directed by First Avenue, such Holder will deliver to First Avenue (at First Avenue’s expense) all copies, other than permanent file copies, then in such Holder’s possession, of the most recent prospectus covering such Registrable Stock at the time of receipt of such Suspension Notice.  In the event of a Suspension Notice, First Avenue shall, promptly after such time as the related Material Disclosure Event no longer exists, take any and all actions necessary or desirable to give effect to any Holders’ rights under this Agreement that may have been affected by such notice, including the Holders’ Demand Registration rights.

(b)           Holder Standstill Period.  Each Holder agrees not to, without the prior written consent of the managing underwriter for any underwritten offering of (i) securities of First Avenue that are the same as, or similar to, the Registrable Stock, or (ii) any securities convertible into, or exchangeable or exercisable for, securities of First Avenue that are the same as, or similar to, the Registrable Stock, effect any disposition (except for dispositions included in, or pursuant to, such an underwritten offering) pursuant to any registration statement or any public sale or distribution, including pursuant to Rule 144, of any Registrable Stock or any securities convertible into, or exchangeable or exercisable for, any securities of First Avenue that are the same as, or similar to, the Registrable Stock, during the period commencing 15 days prior to the effective date of any registration statement relating to such securities of First Avenue (to the extent timely notified in writing (prior to such Holder giving any Demand Request) by First Avenue or the managing underwriter) and ending on the first to occur of (A) the 90th day after such effective date and (B) the end of the public distribution of such securities of First Avenue.

5.             Obligations of First Avenue.  First Avenue shall:

(a)           prepare and file with the SEC any required supplements to the prospectus used in connection with the registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Stock covered by the registration statement for the period required to effect the distribution of the Registrable Stock as set forth in Section 2;

(b)           furnish to each Holder such number of copies of the registration statementand each amendment thereto, the prospectus included in such registration statement (including each preliminary prospectus and each prospectus supplement thereto) and the documents incorporated by reference into such registration statement or prospectus, as applicable in conformity with the requirements of the 1933 Act, as such Holder may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Stock by such Holder;

(c)           use all reasonable efforts to register or qualify the Registrable Stock covered by the registration statement under the securities or Blue Sky laws of such jurisdiction within the United States as shall be reasonably requested by the Holders for the distribution of the Registrable Stock covered by the registration statement; provided, however, that First Avenue shall not be required to qualify to do business in, to file a general consent to service of process or to subject itself to material taxation in any jurisdiction wherein it would not but for the requirements of this paragraph (c) be obligated to do so; and provided, further, that First Avenue shall not be required to qualify such Registrable Stock in any jurisdiction in which the securities regulatory authority requires that the Holders submit any of his or her Registrable Stock to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Stock in such jurisdiction unless the Holders agree to do so;

(d)           take all reasonable actions necessary to ensure that the Registrable Stock continue to be listed and available for quotation on The Nasdaq National Market or such other market as may be the principal market on which First Avenue Common Shares are quoted or listed; and

(e)           promptly notify the Holders, at any time when a prospectus or prospectus supplement relating thereto is required to be delivered under the 1933 Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and, at the request of any Holder, promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to such prospectus, or a revised prospectus, as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Stock, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that in the event of a Material Disclosure Event, First Avenue shall be entitled to defer preparing and furnishing such supplement or amendment until the end of the applicable Suspension Period, at which time it shall so notify the Holders and shall prepare and furnish to the Holders any such supplement or amendment as may then be required.  Following receipt of any supplement to any prospectus, the Holders shall deliver such supplement or revised prospectus in connection with any offers or sales of Registrable Stock, and shall not deliver or use any prospectus not so amended, supplemented or revised.  Following delivery of notice that First Avenue is preparing and filing with the SEC a supplement to the prospectus, the Holders shall not make any further sales of Registrable Stock pursuant to the registration statement until the Holders receive such supplement from First Avenue.

6.             Obligations of Holder.  Each Holder shall:

(a)           furnish to First Avenue such information regarding itself, the Registrable Stock held by it and the intended method of disposition of such securities as First Avenue shall reasonably request and as shall be required in connection with the actions to be taken by First Avenue hereunder, which shall be a condition precedent to the obligations of First Avenue to include Registrable Stock of a Holder in the registration statement;

(b)           promptly notify First Avenue of any changes in the information set forth in the registration statement and any related prospectus, prospectus supplement or document incorporated by reference therein regarding such Holder or its plan of distribution, and shall not use, distribute or otherwise disseminate any free writing prospectus, as defined in Rule 405 under the 1933 Act in connection with the sale of Registrable Stock under the registration statement, without the prior consent of First Avenue; and

(c)           not disclose any information obtained by such Holder in connection with this Agreement, and shall not use any such information as the basis for any market transactions in the securities of First Avenue or its Affiliates, unless and until such information is made generally available to the public.

7.             Expenses.  All expenses incurred in connection with the registration pursuant to this Agreement, excluding underwriters’ or brokers’ fees, discounts and commissions, but including, without limitation, all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees, listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or Blue Sky laws, the fees and disbursements of counsel for First Avenue and reasonable fees and expenses of not more than one counsel for the Participating Holders (as a group), shall be paid by First Avenue.  Each Holder shall bear and pay all underwriting fees, discounts and commissions and brokerage fees, any out-of-pocket expenses of such Holder, including any fees and expenses of counsel to such Holder (other than as set forth in the prior sentence), and any applicable transfer taxes applicable to securities offered for his or her account in connection with any registrations, filings and qualifications made pursuant to this Agreement.

8.             Transfer of Registration Rights.  Subject to the terms of any Lock-Up Agreement among the Holder, First Avenue and FiberTower, the registration rights of a Holder under this Agreement with respect to any Registrable Stock may be transferred or assigned to (a) any transferee or assignee of such Registrable Stock who acquires, as a result of such transfer or assignment,at least (i) 20% (calculated at the time of such transfer or assignment) of such Holder’s Registrable Stock or (ii) 5,000 shares of the Registrable Stock previously held by such Holder, whichever is greater, or (b) an Affiliate of such Holder; provided, however, that (i) such Holder shall give First Avenue written notice prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to First Avenue, to be bound as a Holder by the provisions of this Agreement; and (iii) immediately following such transfer the further disposition of such securities by such transferee is restricted under the 1933 Act; and provided, further, that no Holder shall be entitled to designate any such transferee if the Registrable Stock would continue to be Registrable Stock for a period longer than would be the case in the hands of such Holder or any of its Affiliates.

9.             Indemnification.  In the event any Registrable Stock is included in a registration statement under this Agreement:

(a)           Indemnification by First Avenue.  First Avenue shall indemnify and hold harmless each Holder, such Holder’s directors and officers, any selling agent selected by such Holder with respect to the offering of such Registrable Stock, including underwriters (as defined in the 1933 Act), and each person, if any, who controls such Holder or selling agent within the meaning of Section 15 of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the registration statement or any preliminary or final prospectus included therein (including any free-writing prospectus filed under Rule 424 under the 1933 Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the case of any prospectus, in light of the circumstances under which they were made, not misleading; and First Avenue shall reimburse each such Holder, such Holder’s directors and officers, and such selling agent or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of First Avenue; provided, further, that First Avenue shall have no obligation to provide indemnification hereunder for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of any such Holder or such Holder’s directors and officers, participating person or controlling person, expressly for use in connection with such registration.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder’s directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Holder and any termination of this Agreement.

(b)           Indemnification by the Holders.  Each Holder severally and not jointly shall indemnify and hold harmless First Avenue, each of its directors and officers, each person, if any, who controls First Avenue within the meaning of Section 15 of the 1933 Act, and each agent and any underwriter (within the meaning of the 1933 Act) for First Avenue against any losses, claims, damages or liabilities, joint or several, to which First Avenue or any such director, officer, controlling person, agent or underwriter may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the registration statement or any preliminary or final prospectus included therein (including any free-writing prospectus filed under Rule 424 under the 1933 Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the case of any prospectus, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by First Avenue or any such director, officer, controlling person, agent or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder; provided, further, that the aggregate liability of each Holder hereunder shall be limited to an amount equal to the net proceeds (after deducting any underwriting or broker’s discounts or commissions but before deducting expenses) received by such Holder from the sale of Registrable Stock covered by such registration statement.

(c)           Notice of Claims, Etc.  Promptly after receipt by any person entitled to indemnity underSection 9(a) or (b) hereof, of notice of the commencement of any action or proceeding involving a claim referred to in such sections, such indemnified party shall, if indemnification is sought against an indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party.  The failure to notify an indemnifying party promptly of the commencement of any such action, if and to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 9, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.  Anything in this Section 9(c) to the contrary notwithstanding, an indemnifying party shall not be liable for the settlement of any action effected without its prior written consent (which consent shall not unreasonably be withheld or delayed), but if settled with the prior written consent of the indemnifying party, or if there shall be a final judgment adverse to the indemnified party, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  No indemnifying party shall, without the prior consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise, with respect to any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim), which (i) does not include as a term thereof the unconditional release of the indemnified party from all liability in respect of such action or claim or (ii) includes a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the indemnified party.

(d)           Contribution.  To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

10.          General Provisions.

(a)           Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, transmitted by facsimile, delivered by nationally recognized overnight courier or if deposited in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid.  Notices shall be delivered at the addresses set forth below such party’s name on the signature pages hereto.  Any party hereto may by notice so given change its address or facsimile number for future notices hereunder.  Notice shall conclusively be deemed to have been given when personally delivered or on the third business day after deposit in the mail in the manner set forth above.

(b)           Deemed Underwriter; Due Diligence.  First Avenue agrees that, if Goldman, Sachs & Co. (“Goldman Sachs”), or any affiliate thereof (together with Goldman Sachs, any “GS Entity”) could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the 1933 Act, in connection with any registration of First Avenue’s securities held by any GS Entity pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement a “GS Underwriter Registration Statement”), then First Avenue will cooperate with such GS Entity in allowing such GS Entity to conduct customary “underwriter’s due diligence” with respect to First Avenue and satisfy any obligations in respect thereof.  In addition, at Goldman Sachs’ request, First Avenue will furnish to Goldman Sachs, on the date of the effectiveness of any GS Underwriter Registration Statement and thereafter from time to time on such dates as Goldman Sachs may reasonably request (i) a letter, dated such date, from the First Avenue’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to Goldman Sachs, and (ii) an opinion, dated as of such date, of counsel representing First Avenue for purposes of such GS Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including, without limitation, a standard “10b-5” opinion for such offering, addressed to Goldman Sachs.  First Avenue will also permit legal counsel to

Goldman Sachs to review and comment upon any such GS Underwriter Registration Statement at least five business days prior to its filing with the SEC and all amendments and supplements to any such GS Underwriter Registration Statement within a reasonable number of days prior to their filing with the SEC and not file any GS Underwriter Registration Statement or amendment or supplement thereto in a form to which Goldman Sachs’ legal counsel reasonably objects.

(c)           Entire Agreement; Independence of Obligations.  This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

(d)           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of law principles.

(e)           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

(f)            Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

(g)           Successors and Assigns.  Subject to the provisions of Section 8, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

(h)           Captions.  The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

(i)            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

(j)            Costs and Attorneys’ Fees.  In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

(k)           Adjustments for Stock Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of shares of First Avenue Common Shares, then, upon the occurrence of any subdivision, combination or share dividend of such class of shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

FIRST AVENUE NETWORKS, INC.

By:	/s/ Thomas A. Scott
Name: Thomas A. Scott
Title: Chief Financial Officer

First Avenue Networks, Inc.

7925 Jones Branch Drive, Suite 3300

McLean, Virginia  22102
Facsimile:  (917) 591-4212
Attn:  Thomas A. Scott

With a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas  77002
Facsimile:  (713) 220-4285
Attn:  W. Mark Young

Fenwick & West LLP
801 California Street
Mountain View, California  94041
Facsimile:  (650) 938-5200
Attn:  William R. Schreiber

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

HOLDERS

THE RAPTOR GLOBAL PORTFOLIO LTD.		THE TUDOR BVI GLOBAL PORTFOLIO LTD.

By:	Tudor Investment Corporation,	By:	Tudor Investment Corporation, Trading Advisor
Investment Advisor

By:	/s/ W. T. Flaherty	By:	/s/ W. T. Flaherty
	Name: W. T. Flaherty		Name: W. T. Flaherty
	Title: Managing Director		Title: Managing Director

THE ALTAR ROCK FUND L.P.		TUDOR PROPRIETARY TRADING, L.L.C.

By:	Tudor Investment Corporation,
General Partner

By:	/s/ W. T. Flaherty	By:	/s/ W. T. Flaherty
	Name: W. T. Flaherty		Title: Managing Director
	Title: Managing Director		Name: W. T. Flaherty

Address:

c/o Tudor Investment Corporation

15303 Ventura Boulevard

Suite 900

Sherman Oaks, CA  91403

Facsimile:

(203) 552 6248

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

HOLDERS

GOLDMAN, SACHS & CO.

By:	/s/ Nick Advani
Name: Nick Advani
Title: Managing Director

Address:

One New York Plaza

New York, NY 10004

Facsimile:

(212) 256-4104

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

HOLDERS

MERITECH CAPITAL PARTNERS II L.P.

By:	Meritech Capital Associates II L.L.C.
its General Partner

By:	Meritech Management Associates II L.L.C.
a managing member

By:	/s/ Michael B. Gordon
Michael B. Gordon, a managing member

MERITECH CAPITAL AFFILIATES II L.P.

By:	Meritech Capital Associates II L.L.C.
its General Partner

By:	Meritech Management Associates II L.L.C.
a managing member

By:	/s/ Michael B. Gordon
Michael B. Gordon, a managing member

MCP ENTREPRENEUR PARTNERS II L.P.

By:	Meritech Capital Associates II L.L.C.
its General Partner

By:	Meritech Management Associates II L.L.C.
a managing member

By:	/s/ Michael B. Gordon
Michael B. Gordon, a managing member

Address:

285 Hamilton Avenue, Suite 200

Palo Alto, CA 94301

Facsimile:

(650) 475-2222

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

HOLDERS

CROWN CASTLE INVESTMENT CORP.

By:	/s/ E. Blake Hawk
Name: E. Blake Hawk
Title: EVP

Address:

510 Bering Drive - Suite 600

Houston, TX  77057

Telecopy:  (713) 570-3053

Facsimile:

(713) 570-3053

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

HOLDERS

AMERICAN TOWERS, INC.

By:	/s/ William H. Hess
Name: William H. Hess
Title: EVP, General Counsel

Address:
116 Huntington Avenue
Boston, MA 02106

Facsimile:

(617) 375-7575

SPECTRASITE COMMUNICATIONS, INC.

By:	/s/ William H. Hess
Name: William H. Hess
Title:

Address:

Facsimile:

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

HOLDERS

OAK INVESTMENT PARTNERS X, L.P.

By:	/s/ Bandel L. Carano
Bandel L. Carano
Managing Member of Oak Associates
X, LLC,
The General Partner of Oak Investment
Partners X, Limited Partnership

OAK INVESTMENT PARTNERS X AFFILIATES FUND, L.P.

By:	/s/ Bandel L. Carano
Bandel L. Carano
Managing Member of Oak X Affiliates, LLC,
The General Partner of Oak X Affiliates Fund,
Limited Partnership

Address:
525 University Avenue
Suite 1300
Palo Alto, CA 94301

Facsimile:
(650) 328-6345

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

HOLDERS

By:	/s/ Eric Botto
Name: Eric Botto

Address:

Facsimile:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

HOLDERS

By:	/s/ David Leeds
Name: David Leeds

Address:

Facsimile:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

HOLDERS

By:	/s/ Harpinder Madan
Name: Harpinder Madan

Address:

Facsimile:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

HOLDERS

By:	/s/ Scott Brady
Name: Scott Brady

Address:

Facsimile:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

EXHIBIT A

LIST OF HOLDERS

The Raptor Global Portfolio Ltd.

The Tudor BVI Global Portfolio Ltd.

The Altar Rock Fund L.P.

Tudor Proprietary Trading, L.L.C.

Goldman, Sachs & Co.

Meritech Capital Partners II L.P.

Meritech Capital Affiliates II L.P.

MCP Entrepreneur Partners II L.P.

Crown Castle Investment Corp.

American Towers, Inc.

Spectrasite Communications, Inc.

Oak Investment Partners X, L.P.

Oak Investment Partners X Affiliates Fund, L.P.

Eric Botto

David Leeds

Harpinder Madan

Scott Brady